EXHIBIT 99.1

U.S. Antimony (UAMY) Announces Addition of

Michael A. McManus to Its Board of Directors

THOMPSON FALLS, MT / ACCESSWIRE / August 2, 2023 / United States Antimony Corporation ("USAC"), (NYSE: UAMY) is pleased to announce the addition of Michael A. McManus, age 80, as an Independent Director to its board.

Michael McManus is a recognized leader and builder of enterprises with successes as a public company CEO, senior government experience, a lawyer, new product development leader, and since 1998 a Board member for Novavax, a biotechnology company committed to help address serious infectious diseases globally through the discovery, development, and delivery of innovative vaccines to patients around the world. Mr. McManus has previously served as president, chief executive officer, and director at Misonix, Inc., a medical, scientific, and industrial provider of ultrasonic and air pollution systems, since 1998. Prior to that tenure, he was president and chief executive officer at New York Bancorp Inc. from 1991 to 1998. From 1990 through November 1991, Mr. McManus was president and chief executive officer at Jamcor Pharmaceuticals Inc. Previously, Mr. McManus served as an assistant to the President of the United States from 1982 to 1985 and held positions with Pfizer Inc. and Revlon Group. Mr. McManus received a BA in economics from the University of Notre Dame and a JD from the Georgetown University Law Center. He served in the US Army Infantry from 1968 through 1970. He is also a recipient of the Ellis Island Medal of Honor. Mr. McManus will stand for re-election at the next annual meeting of stockholders.

Chairman of the Board of USAC, Gary C. Evans, commented on Michael McManus’s addition to the board of directors, “With Michael McManus’s acceptance today as a new director on USAC’s board, the Company gains an outstanding talent and a seasoned veteran, with expertise and insight cultivated from the highest levels within top tier enterprises and institutions. His connections within our government should also prove to be valuable.  USAC is now on a rigorous path to maximize the value of its existing assets, grow through acquisition, and with the additional guidance from Mr. McManus, we have secured additional proper oversight.”

About USAC:

United States Antimony Corporation, or USAC, was incorporated in Montana in January 1970 to mine and produce antimony products. In April 1998, the Company began to mine and smelt antimony in Mexico. Bear River Zeolite Company, or BRZ, was incorporated in 2000 as a wholly-owned subsidiary, and it is mining and producing zeolite in southeastern Idaho. In August 2005, USAC formed Antimonio de Mexico, S. A. de C. V. to explore and develop antimony and silver deposits in Mexico. Our principal business is the production and sale of antimony and zeolite products. In May 2012, the Company began trading on the NYSE under the symbol UAMY.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.

Contact:

United States Antimony Corp.

PO Box 643

47 Cox Gulch Rd.

Thompson Falls, Montana 59873- 0643

Melissa Pagen

(310) 628-2062

E-Mail: info@unitedstatesantimony.com

Source: United States Antimony Corporation